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EXHIBIT 99.1

For: New World Restaurant Group, Golden, Colo.
From: Parness & Associates, Aberdeen, N.J.

NEW WORLD REPORTS IMPROVED OPERATING RESULTS FOR FIRST QUARTER OF 2004

        GOLDEN, Colo. (5/10/04)—New World Restaurant Group, Inc, (Pink Sheets: NWRG.PK) today announced improved financial results for the first quarter of fiscal 2004.

        Income from operations for the first quarter of 2004 improved to $3.2 million, or 3.5% of total revenues, compared to an operating loss of $0.2 million a year earlier. The operating profit for the 2004 period—New World's first since the fourth quarter of 2002—included a $0.8 million benefit resulting from an adjustment to previously recorded integration and reorganization costs.

        The company reduced its net loss for the 2004 quarter to $2.6 million, or $0.26 per basic and diluted share, from $7.7 million a year earlier. After deducting $4.6 million in dividends and accretion on Series F Preferred Stock, both of which were non-cash charges, the net loss available to common stockholders in the first quarter of 2003 was approximately $12.3 million, or $8.10 per share. The company's equity restructuring, which was completed on September 30, 2003, eliminated the Series F Preferred Stock and its related dividends and accretion on a going forward basis.

        Total revenues for the 13 weeks ended March 30, 2004 were $91.2 million, compared with $95.2 million for the same period in 2003. The 4.2% decline in revenue was primarily due to a $3.8 million decrease in retail sales from company-operated stores. While total revenues decreased from the comparable 2003 period, the gross profit percentage remained firm at 18.1% of total revenues. Gross profit was $16.5 million for the 13-week period ended March 30, 2004, compared with $17.2 million in 2003's first quarter.

        Commenting on the results, Paul Murphy, New World CEO and acting chairman, said, "The improved operating performance, coupled with the reduction in interest expense resulting from the debt refinancing completed in July 2003, enabled us to record our lowest quarterly net loss since the second quarter of 2002. Our primary focus for 2004 is on the operating performance of our company-operated restaurants. While we are never satisfied with a decline in total revenues, our first mission this year has been to concentrate on restaurant operations and to rationalize spending at all levels. As we commence our project to change the look and feel of our stores and introduce exciting, new high quality menu items, we anticipate that the rate of our revenue decline will decrease. Revenues are ultimately expected to improve after the majority of our restaurants receive the planned upgrades. This project, which is scheduled to begin in the third quarter of this year, is expected to be completed by mid 2006."

        The improvement in first quarter operating income was due primarily to a 14.0% reduction in general and administrative expenses, to $8.8 million, or 9.7% of revenues, in the first quarter of 2004. This compared to G&A expenses of $10.3 million, or 10.8% or revenues, in the same quarter in 2003, which included certain legal and consulting costs associated with the company's refinancing and the re-audit of fiscal 2000 and 2001 results. Depreciation and amortization expense was reduced by $2 million to $5.2 million in the first quarter, a decrease of 27.3% compared to the same period in 2003. The decrease in depreciation and amortization expense is primarily due to a portion of New World's asset base becoming fully depreciated during the first quarter of 2004.

        Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, integration/reorganization provisions, and other non-cash or unusual items) was $8.0 million, or 8.8% of revenues, during the first quarter. This compared with $8.7 million, or 9.1% of revenues, in the first quarter of 2003. (See tables at end of this press release for EBITDA reconciliations.) The company presents adjusted EBITDA information because it is relevant to the covenants for both the $160 million indenture and the AmSouth Revolver.

        EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA and Adjusted EBITDA are a basis upon which to access financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

        New World consumed $4.2 million of cash flow from operations in the first quarter of 2004, compared with $3.4 million a year earlier. Cash consumption during the first quarter of 2004 included a semi-annual interest payment of $10 million on the outstanding $160 million indenture, and a requirement to prepay a substantial portion of insurance premiums for the current year. These cash payments, which totaled over $11.1 million, were partially offset by a $2.4 million improvement in cash operating performance (defined as net loss adjusted for non-cash items) and the accrual of interest of approximately $5.2 million.

        "The primary driver of our operating cash flow is our company-operated restaurants," Mr. Murphy noted. "To continue to improve restaurant performance, we used $1.1 million of cash for replacement and new equipment for our company-operated stores, and invested $0.9 million in new restaurants during the first quarter of 2004. We plan to continue investing capital in our company-operated restaurants during the current year."

        Discussing the company's revenue performance, Mr. Murphy noted that while retail sales declined 4.3% to $84.6 million, manufacturing revenues were unchanged at $5.4 million, and franchise and license income decreased 13.3% to $1.2 million. The decrease in the retail segment was due primarily to a 4.9% decline in comparable store sales at company-owned Einstein Bros. and Noah's locations, as a 5.9% drop in transactions was partially offset by a 1.1% increase in the average check, resulting from the addition of higher priced menu items in the product mix.

        "Increasing competitive pressure will continue to impact retail sales until we can complete the planned modifications to our customer service system, menu offerings and visual appearance of our company-owned stores," Mr. Murphy said. "We anticipate that these changes will improve sales and have the effect of increasing our average check and transactions in future periods."

        Mr. Murphy and New World's chief financial officer, Rick Dutkiewicz, will discuss the company's financial and operating results for the first quarter during a conference call scheduled for 5:00 p.m. (EST) on May 10. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 7292171.A telephone replay of the call will be available through 5:00 p.m. (EDT) on May 24, 2004. To access the replay, call 800-642-1687 and give the conference ID number, 7292171. Investors and media are also invited to listen to a webcast of the call on the company's website, www.newworldrestaurantgroup.com. The replay of the call will also be archived on the website.

        New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros and Noah's New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of March 30, 2004, the company's retail system consisted of 463 company-operated locations, as well as 223 franchised, and 49 licensed locations in 32 states, plus D.C. The company also operates dough production and coffee roasting facilities.

*****

        Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would," "believe" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following: the availability of sufficient capital to the company and the ability to reach favorable lease terms for the opening of company-operated restaurants; the company's plan to revitalize its concepts is dependent upon various factors, including the availability of capital and opportunities to initiate modifications; the company's ability to build the average check depends, in part, upon market conditions, competition, customer acceptability among other factors. These and other risks are more fully discussed in the company's SEC filings

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702; parnespr@optonline.net

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED MARCH 30, 2004 AND APRIL 1, 2003
(UNAUDITED)
(in thousands, except earnings per share and related share information)

	Thirteen Weeks Ended
	March 30, 2004	April 1, 2003
Revenues:
Retail sales	$84,623	$88,449
Manufacturing revenues	5,413	5,424
Franchise related revenues	1,160	1,338

Total revenues	91,196	95,211
Cost of sales:
Retail costs	70,087	72,954
Manufacturing costs	4,578	5,041

Total cost of sales	74,665	77,995

Gross profit	16,531	17,216
Gross profit percentage	18.1%	18.1%
General and administrative expenses	8,818	10,254
Depreciation and amortization	5,238	7,205
Adjustments of integration and reorganization cost	(760)	—

Income (loss) from operations	3,235	(243)
Interest expense, net	(5,799)	(8,295)
Cumulative change in the fair value of derivatives	—	657
Other income	63	249

Loss before income taxes	(2,501)	(7,632)
Provision for income taxes	(55)	(110)

Net loss	(2,556)	(7,742)
Dividends and accretion on preferred stock	—	(4,602)

Net loss available to common stockholders	$(2,556)	$(12,344)

Net loss per common share—Basic and Diluted	$(0.26)	$(8.10)

Weighted average number of common shares outstanding: Basic and Diluted	9,841,828	1,523,152

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 30, 2004 AND DECEMBER 30, 2003
(in thousands, except share information)

	March 30, 2004	December 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,039	$9,575
Restricted cash	1,961	1,815
Franchise and other receivables, net of allowance	5,570	5,842
Inventories	4,572	4,831
Prepaid expenses and other current assets	3,064	2,650

Total current assets	17,206	24,713
Restricted cash	3,037	3,036
Property, plant and equipment, net	66,879	67,800
Trademarks and other intangibles, net	83,474	85,431
Goodwill	4,875	4,875
Debt issuance costs and other assets	8,712	9,170

Total assets	$184,183	$195,025

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$8,051	$8,189
Accrued expenses	30,987	37,871
Short term debt and current portion of long-term debt	1,105	2,105
Current portion of obligations under capital leases	104	180

Total current liabilities	40,247	48,345
Senior notes and other long-term debt	161,120	161,120
Obligations under capital leases	29	29
Other liabilities	10,209	10,397
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000

Total liabilities	268,605	276,891
Stockholders' deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,841,828 shares issued and outstanding	10	10
Additional paid-in capital	175,585	175,585
Accumulated deficit	(260,017)	(257,461)

Total stockholders' deficit	(84,422)	(81,866)

Total liabilities and stockholders' deficit	$184,183	$195,025

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED MARCH 30, 2004 AND APRIL 1, 2003
(UNAUDITED)
(in thousands)

	Thirteen Weeks Ended
	March 30, 2004	April 1, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,556)	$(7,742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,238	7,205
Adjustments of integration and reorganization costs	(760)	—
Cumulative change in fair value of derivatives	—	(657)
Amortization of debt issuance and debt discount costs	462	574
Notes issued as paid in kind for interest on Bridge Loan	—	227
Greenlight interest	—	517
Changes in operating assets and liabilities:
Franchise and other receivables	272	(405)
Accounts payable and accrued expenses	(6,262)	2,273
Other assets and liabilities	(570)	(5,409)

Net cash used in operating activities	(4,176)	(3,417)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,360)	(2,080)

Net cash used in investing activities	(2,360)	(2,080)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) of line of credit, net	(1,000)	1,050

Net cash provided by (used in) financing activities	(1,000)	1,050
Net decrease in cash	(7,536)	(4,447)
Cash and cash equivalents, beginning of period	9,575	10,705

Cash and cash equivalents, end of period	$2,039	$6,258

NEW WORLD RESTAURANT GROUP, INC.
SUPPLEMENTAL INFORMATION
(in thousands)

Reconciliation of Net Loss to EBITDA

	Thirteen Weeks Ended
	March 30, 2004	April 1, 2003
Net loss	$(2,556)	$(7,742)
Adjustments:
Provision for income taxes	55	110
Other income	(63)	(249)
Cumulative change in the fair value of derivatives	—	(657)
Interest expense, net	5,799	8,295
Adjustments of integration and reorganization costs	(760)	—
Depreciation and amortization	5,238	7,205

EBITDA	$7,713	$6,962

Reconciliation of EBITDA to Adjusted EBITDA

	Thirteen Weeks Ended
	March 30, 2004	April 1, 2003
EBITDA	$7,713	$6,962
Adjustments:
Certain legal, financing and advisory fees	75	711
Acquisition and integration expenses	—	299
Certain corporate expenses	225	339
Certain other charges	25	375

Adjusted EBITDA	$8,038	$8,686

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NEW WORLD REPORTS IMPROVED OPERATING RESULTS FOR FIRST QUARTER OF 2004
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THIRTEEN WEEKS ENDED MARCH 30, 2004 AND APRIL 1, 2003 (UNAUDITED) (in thousands)
NEW WORLD RESTAURANT GROUP, INC. SUPPLEMENTAL INFORMATION (in thousands)